Exhibit 99.2

CINERGY CORP.

CONSOLIDATED STATEMENTS OF INCOME

For the Periods Ended September 30, 2004 and 2003

(unaudited)

(dollars in thousands, except per share amounts)

	Quarter Ended		Year To Date
	2004	2003	2004	2003

Operating Revenues
Electric	$994,074	$920,638	$2,764,468	$2,512,954
Gas	65,298	124,533	524,226	638,378
Other	69,211	46,806	182,284	142,525
Total Operating Revenues	1,128,583	1,091,977	3,470,978	3,293,857

Operating Expenses
Fuel and purchased power	333,771	329,997	914,404	840,332
Gas purchased	19,792	79,582	290,728	368,896
Operation and maintenance	412,720	323,401	1,184,451	985,528
Depreciation	122,099	98,522	341,287	300,145
Taxes other than income taxes	57,001	55,828	204,320	200,535
Total Operating Expenses	945,383	887,330	2,935,190	2,695,436

Operating Income	183,200	204,647	535,788	598,421

Equity in Earnings of Unconsolidated Subsidiaries	8,016	4,956	18,095	11,652
Miscellaneous Income (Expense) - Net	(944)	12,296	(11,419)	27,678
Interest Expense	71,775	73,905	209,446	193,734
Preferred Dividend Requirement of Subsidiary Trust	—	—	—	11,940
Preferred Dividend Requirements of Subsidiaries	858	858	2,574	2,574

Income Before Taxes	117,639	147,136	330,444	429,503

Income Taxes	24,716	35,155	76,002	102,121

Income Before Discontinued Operations and Cumulative Effect of a Change in Accounting Principles	$92,923	$111,981	$254,442	$327,382
Discontinued operations, net of tax	—	—	—	8,875
Cumulative effect of changes in accounting principles, net of tax	—	—	—	26,462
Net Income	$92,923	$111,981	$254,442	$362,719

Average Common Shares Outstanding	180,881	177,751	180,129	175,944

Earnings Per Common Share - Basic
Income before discontinued operations and cumulative effect of changes in accounting principles	$0.51	$0.63	$1.41	$1.86
Discontinued operations, net of tax	—	—	—	0.05
Cumulative effect of changes in accounting principles, net of tax	—	—	—	0.15
Net Income	$0.51	$0.63	$1.41	$2.06

Earnings Per Common Share - Assuming Dilution
Income before discontinued operations and cumulative effect of changes in accounting principles	$0.50	$0.62	$1.39	$1.84
Discontinued operations, net of tax	—	—	—	0.05
Cumulative effect of changes in accounting principles, net of tax	—	—	—	0.15
Net Income	$0.50	$0.62	$1.39	$2.04

Dividends Declared Per Common Share	$0.47	$0.46	$1.41	$1.38

Note: Prior year data has been reclassified to conform with current year presentation.